Exhibit 99.11

中国北京市朝阳区建国路81号▪ ▪中心1号写字楼15▪   ▪政▪ ▪:100025
15/F Tower 1, China Central Place No. 81 Jianguo Road, Beijing 100025, China
▪ ▪/ Tel: (86 10) 6584 6688   ▪真/ Fax: (86 10) 6584 6666/6677
 http://www.globallawoffice.com.cn

To: ONE Bio, Corp.

From:  Global Law Office

Date:   October 19, 2010

Legal Opinion

Dear Sirs:

We, Global Law Office, have been instructed as the legal counsel as to the laws of the People’s Republic of China (the “PRC”) to ONE Bio Corp. (the “Company”), a Florida corporation and its subsidiaries incorporated in the PRC with respect to the public offering of the Company (the “Public Offering”).

We issue this legal opinion (the “Opinion”) on the PRC legal issues of the subsidiaries of the Company:

Part one Definitions

Capitalized terms used in this opinion shall have the meanings provided as follows:

“Company” means ONE Bio Corp., a Florida corporation.

“CSRC” means China Securities Regulatory Commission.

“Elevated Throne” means Elevated Throne Overseas Ltd., a British Virgin Islands Company, the wholly owned subsidiary of Green Planet.

“Fujian GP” means Fujian Green Planet Bioengineering Co., Ltd., a wholly foreign owned enterprise owned by Elevated Throne incorporated in Fujian province, China.

“Fujian United” means Fujian United Bamboo Technology Co., Ltd., a wholly foreign owned enterprise owned by Supreme Discovery incorporated in Fujian province, China.

“Governmental Authority” means any nation or government, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC.

“Green Planet” means Green Planet Bioengineering, Co., Ltd., a Delaware corporation, which is 92.4% owned by the Company.

“JLF” means Jianou Lujian Foodstuff Co. Ltd., a PRC company incorporated in Jianou City in the Fujian province of China, which is controlled through VIE arrangement by Fujian United.

“PRC” or “China” means the People’s Republic of China (for the purpose of this opinion, excluding Hong Kong, Macao Special Administrative Region and Taiwan);

“PRC Law” means all laws, regulations, statutes, orders, decrees, notices and judicial interpretations of the PRC which are publicly available and are currently in effect;

“PRC Subsidiaries” means Fujian GP, Sanming Huajian, Fujian United and JLF collectively.

“SAFE” means State Administration for Foreign Exchange of the PRC.

“Sanming Huajian”, means the Sanming Huajian Bio-Engineering Co., Ltd., a PRC company incorporated in Sanming City in the Fujian province of China, which is controlled through VIE arrangement by Fujian GP.

“Supreme Discovery”, means Supreme Discovery Group Limited, a British Virgin Islands company, a wholly owned subsidiary of UGTI.

“UGTI”, means United Green Technology Inc., a Nevada corporation, which is 98% owned by the Company.

“VIE Arrangement Documents” means the following documents:

1.
Entrusted Management Agreement, dated as of July 25, 2008, by and between Fujian GP and Sanming Huajian, pursuant to which, Fujian GP manages Sanming Huajian’s operations and assets, and in turn, is entitled to any of Sanming Huajian’s profits as a management fee and bears the loss of Sanming Huajian’s operation.

2.
Shareholders’ Voting Proxy Agreement, dated as of July 25, 2008, by and between Fujian GP and the shareholders of Sanming Huajian, pursuant to which, the shareholders of Sanming Huajian irrevocably and exclusively appointed the people designated by Fujian GP as their proxy to vote on all matters that require the approval of the shareholders of Sanming Huajian.

3.
Exclusive Purchase Option Agreement, dated as of July 25, 2008, by and among Fujian GP, shareholders of Sanming Huajian and Sanming Huajian, pursuant to which, the shareholders of Sanming Huajian granted Fujian GP an irrevocable and exclusive purchase option to acquire Sanming Huajian’s shares.

4.
Share Pledge Agreement, dated as of July 25, 2008, by and between Fujian GP and the shareholders of Sanming Huajian, pursuant to which, the shareholders of Sanming Huajian irrevocably pledged all of their equity interests in Sanming Huajian, including the proceeds thereof, to guarantee all of Fujian GP’s rights and benefits under the agreements between the parties thereto.

5.
Entrusted Management Agreement, dated as of September 26, 2009, by and between Fujian United and JLF, pursuant to which, Fujian United manages JLF’s operations and assets, and in turn, is entitled to any of JLF’s profits as a management fee and bears the loss of JLF’s operation.

6.
Shareholders’ Voting Proxy Agreement, dated as of September 26, 2009, by and between Fujian United and the shareholders of JLF, pursuant to which, the shareholders of JLF irrevocably and exclusively appointed the people designated by Fujian United as their proxy to vote on all matters that require the approval of the shareholders of JLF.

7.
Exclusive Purchase Option Agreement, dated as of September 26, 2009, by and among Fujian United, shareholders of JLF and JLF, pursuant to which, the shareholders of JLF granted Fujian United an irrevocable and exclusive purchase option to acquire JLF’s shares.

8.
Share Pledge Agreement, respectively dated as of September 26, 2009 and February 28, 2010, by and between Fujian United and the shareholders of JLF, pursuant to which, the shareholders of JLF irrevocably pledged all of their equity interests in JLF, including the proceeds thereof, to guarantee all of Fujian United’s rights and benefits under the agreements between the parties thereto.

Part two VIE arrangement

1.	VIE arrangement

Fujian GP, Sanming Huajian and the shareholders of Sanming Huajian executed the VIE Arrangement Documents on July 25, 2008. Fujian United, the JLF and the shareholders of JLF executed the VIE Arrangement Documents on September 26, 2009 and February 28, 2010 respectively.

Part Three Opinions

1.	Organization and existence

Each of the PRC Subsidiaries has been duly incorporated and is validly existing, and has passed the annual examinations for year 2009 under the PRC Law, and is a separate and independent legal entity capable of suing and being sued. Each of the PRC Subsidiaries is a legal person with limited liability and the liability of the shareholder in respect of the equity interest held by it in each of the PRC Subsidiaries is limited to its investment therein.

2.	Business and Approvals

To our best knowledge and belief having made due and careful inquiry, the PRC Subsidiaries carried on its business within the authorized scope of business as set out in their respective business license.

With respect to the general business operation of the PRC Subsidiaries, each of the PRC Subsidiaries holds a valid (1) Business License; (2) Organization Code Certificate; and (3)Tax Registration Certificate, and Fujian GP and Fujian United respective hold (1) Certificate of Approval for Establishment of Enterprise with Foreign Investment in the PRC, and (2) Foreign Exchange Registration Certificate.

The PRC Subsidiaries have obtained and currently holds all necessary licenses, permits, consents, approvals, authorizations and qualifications of any sort, except for those, the absence of which would not have a material adverse effect on the PRC Subsidiaries required under PRC Law from each relevant Governmental Authority having jurisdiction over it, which are required for the due and proper conduct of their respective business in the manner presently conducted and as described in their respective business license.

3.	VIE Arrangements Documents

The VIE Arrangements Documents were duly executed and are legally binding on each of the parties thereof under PRC law. Each party of the Contractual Agreements has full power and authority and legal capacity to enter into, execute and perform its obligations under the VIE Arrangements Documents. The execution and delivery by each party to the Contractual Agreements do not, and the performance by each party of the obligations thereunder will not, violate or breach any current statute, rule or regulation of the PRC that is applicable to the transactions contemplated by the VIE Arrangements Documents or the articles of association of the PRC Subsidiaries.

4.	New M&A Rule

On September 8, 2006, six ministries in the PRC promulgated the Provisions on the Merger and Acquisition of Domestic Enterprises by Foreign Investors (the “New M&A Rule”), as amended on June 22, 2009, to regulate the share and asset acquisition of domestic enterprise by foreign investors. Fujian GP’s control of Sanming Huajian and Fujian United’s control of JLF is established through the VIE Arrangement Documents but not through a merger and acquisition as provided by New M&A Rule. Therefore, we are of the opinion that the transaction contemplated under VIE Arrangement Documents is not subject to the New M&A Rule. Because the transaction contemplated under the VIE Arrangement Document is not governed by the New M&A Rule, the transaction per se and the Public Offering of the Company is not subject to the CSRC’s approval under the New M&A Rule.

5.	Other Opinions

We are informed that certain assets were transferred from Sanming Huajian to Fujian GP and from JLF to Fujian United in December 2009 in order to satisfy the requirements of the payment of the entrusted management fee to Fujian GP and Fujian United respectively. We are of opinion that the transfer of asset as the payment of the entrusted management fee under the Entrusted Management Agreement is legal under PRC laws, and the transfer is not an acquisition but a form of payment. Therefore, it is not subject to the New M&A Rule and the CSRC approval under which is not required for either the transfer or the Public Offering of the Company.

This Opinion is furnished by us as the PRC counsel for the purpose of completion of the Public Offering. It may not be used or relied upon by you for any other purpose or by any other person, nor may copies be delivered to any other person, without in each instance our prior written consent. You may, however, deliver a copy of this Opinion to your accountants, attorneys, other professional advisors, and governmental regulatory agencies having jurisdiction over you. This Opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. We assume no obligation to update or supplement this Opinion to reflect any facts or circumstances that arise after the date of this Opinion and come to our attention, or any future changes in laws.

We hereby consent to the filing of this Legal Opinion as an exhibit to the Registration Statement filed by ONE Bio, Corp. with the United States Securities and Exchange Commission and the use of our name under the caption “Legal Matters” in the prospectus comprising part of the Registration Statement. By giving this consent, we do not admit that we are experts with respect to any part of the registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

This Opinion is issued at Beijing, PRC.

/s/ Global Law Office

Very sincerely yours,
Global Law Office